EXHIBIT 99.1

Republic Services, Inc. Increases Quarterly
Dividend to $0.625 Per Share

PHOENIX (July 24, 2025) – Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has approved a 4.5 cent increase in the Company’s regular quarterly dividend. The quarterly dividend of $0.625 per share will be paid on October 15, 2025, to shareholders of record on October 2, 2025.

"We are raising our quarterly dividend by approximately 8 percent," said Jon Vander Ark, president and chief executive officer. "This is the 22nd consecutive year we've increased our annual dividend, which reinforces our commitment to return cash to shareholders."

About Republic Services

Republic Services, Inc. is a leader in the U.S. environmental services industry. Through its subsidiaries, the Company provides customers with the most complete set of products and services, including recycling, solid waste, hazardous waste, container rental and field services. Republic's industry-leading commitments to advance circularity, reduce emissions and decarbonize operations are helping deliver on its vision to partner with customers to create a more sustainable world. For more information, visit RepublicServices.com.

For more information, contact:
Media Inquiries	Investor Inquiries
Roman Blahoski (480) 718-0328	Aaron Evans (480) 718-0309
media@RepublicServices.com	investor@RepublicServices.com